CHARYS HOLDING COMPANY, INC. REMOVES IN EXCESS OF $10 MILLION IN CONTINGENT LIABILITIES AND INCREASES SHAREHOLDER VALUE BY FULFILLING THE EQUITY REQUIREMENTS FOR ACQUIRING CCI-TELECOM AND METHODIQ
Thursday May 11, 9:56 am ET

ATLANTA, May 11 /PRNewswire-FirstCall/ -- Charys Holding Company, Inc. ("Charys" or "Company") (OTC Bulletin Board: CHYS - News), a leading turnkey provider of
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Integrated Infrastructure & Communications services, announced today that it has fulfilled its obligations to CCI-Telecom and MethodIQ relative to these companies being acquired by Charys -- removing over $10 million in contingent liabilities and canceling all obligations to issue additional common shares as part of the acquisition purchase prices.

Charys completed the acquisitions of CCI-Telecom and CCI Services during March 2005 and finalized the acquisition of MethodIQ in November 2005, whereby a significant portion of the purchase price of these companies was accommodated by Charys issuing shares of its common stock. The agreements associated with these share issuances were based upon "make-whole" prices ranging between $4.25 and $4.50 per share, whereby the Company's common shares had to trade above these prices for a certain period of time. If within a period ranging between one and two years from the respective closing of each acquisition, these pricing and trading benchmarks were not met, Charys would have had to issue additional shares, or paid a cash equivalent at the Company's option, to "make-whole" the monetary value associated with the equity component for each acquisition's purchase price.

Billy V. Ray, Jr., Chairman and CEO of Charys said, "The fulfillment of these obligations is a great relief to the Company and significantly improves our shareholder's equity. The recent positive market response to the Company's achievements in sales growth, improving profitability, and completing several strategic acquisitions has enabled us to remove over $10 million in contingent liabilities associated with acquiring CCI and MethodIQ. This is a major milestone for the Company that positions us to accommodate future financings and acquisitions by relieving the financial burden and potential share overhang associated with having to issue additional shares above and beyond the original equity issuances."

The underlying common shares associated with these make-whole agreements are currently restricted and were filed for resale in the Company's original and amended SB-2 filing, dated February 17, 2006 and February 27, 2006, respectively. Additional details relative to these transactions can be found in the Company's public filings at www.sec.gov.
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About Charys Holding Company, Inc.

Headquartered in Atlanta, Georgia, Charys Holding Company, Inc. (OTC Bulletin
Board: CHYS.OB - News) is a publicly traded company focusing on the fragmented
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and underserved segment referred to as The Integrated Infrastructure Services
Segment. This segment varies widely in scope, but is fundamentally focused on upgrading the underpinning, infrastructure, and back office operations of the telecommunication, cable, electric, and Internet industries serving consumers, businesses and government entities. Charys' principle strategy is to acquire, through mergers and acquisitions, companies that support this underserved segment. For more information about Charys visit http://www.charys.com.
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NOTE: The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

Some statements in this release, including statements regarding management's expectations for future financial results and access to capital markets, are forward-looking statements. Investors are cautioned that these forward-looking statements regarding Charys Holding Company, Inc., its operations and its financial results involve risks and uncertainties, including without limitation risks of accessing capital markets on terms acceptable to Charys, downturns in economic conditions generally and in the telecommunications and data communications markets; risks in product development and market acceptance of and demand for Charys products; risks of failing to attract and retain key managerial and technical personnel; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; risks related to intellectual property rights and litigation; risks in technology development and commercialization.

    Company Contact:
    Morgan Ralph DeLucia
    Vice President - Investor Relations
    Charys Holding Company, Inc.
    678-443-2307
    Fax: 678-443-2320
    rdelucia@charys.com
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    Investor Relations Contact:
    Corporate Evolutions, Inc.
    Fred Lande
    516-482-6565
    Fax: 516-482-6099
    info@corporateevolutions.com
    ----------------------------